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                      EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") is made and entered into as of the 1st day of September, 1996, by and between KAISER
ALUMINUM & CHEMICAL CORPORATION ("Kaiser") and Jack A. Hockema
("Hockema").

     1.   Term.  Kaiser agrees to employ and Hockema agrees to
          ----
perform services (as described below) for a period, commencing September 1, 1996 and ending on December 31, 1998, unless this Agreement is terminated earlier as provided herein. At the end of 1998 this agreement may be extended by mutual agreement on a year by year basis.

     2.   Services.  Hockema shall perform all duties or acts
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necessary and proper to fulfill the responsibilities of President of Kaiser Extruded Products and Engineered Components, subject at all times to the direction and control of George T. Haymaker and the policies of Kaiser.

     3.   Compensation.
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PRINCIPLES
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     A.  Pay Hockema at the market in Total Compensation with
similar opportunity for upside or downside as the other BU
Presidents.
     B. His incentive opportunity should be tied (a) one half to the longer term objectives of EBIT target of $85 mm and 20% EVA target by the year 2000 and (b) to Corporate results against Plan for the other half.
     C. The Total Compensation System (TCS) philosophy will be used as the basic method of delivering the incentives, but with additional incentive to provide full opportunity toward achieving the objectives by the end of the year 2000.

BASE COMPENSATION.  For services performed by Hockema under this
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Agreement, Kaiser agrees to pay Hockema and Hockema agrees to accept $225,000. per year as a starting base salary for each twelve month period during the term of this agreement. Payment of the base salary will be made on the same terms and in the same manner as Kaiser's general payroll less withholdings for Federal, State and local income taxes, Social Security taxes (FICA), and other withholdings required by law or directed by Hockema pursuant to Kaiser's policies. The base salary may be changed by mutual agreement of the parties at anytime.

SIGNING BONUS  The Company will pay Hockema a $100,000 signing
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bonus in consideration of the past year's performance which includes the work performed on the Kaiser Aluminum/Acuride Joint
Venture.
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INCENTIVE COMPENSATION  Hockema will not  participate in the
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Total Compensation System incentive program, however the
principles will guide the calculation of his Total Compensation Package. Hockema's initial 1996 annual incentive target is established at $75,000, which is prorated from an annual incentive of $300,000.

The EVA standard of 20% for Business Units and 15% for Corporate will apply to Hockema like all other B. U. Presidents for both the Business Unit results as well as the Corporate results.

In addition to the EVA incentive, there is a "growing the business bonus" for increasing EBIT significantly from 1996 estimated $26 million to $85 - $120 million by the year 2000 with increasing progressive targets each year. Hockema will continue to have a target in 1999 and 2000 even if he isn't employed by Kaiser. His incentive target will be $600,000 for the two year period and will be based on the average multiplier for 1999 and 2000 as determined in the incentive tables below.

Performance Measurement
-----------------------

The performance measurement for payment of the incentive will be
set as:   50% based on KAC consolidated, plan and actual EVA and
50% based on Engineered Components and Extruded Products composite EVA and EBIT results. All Business Unit Presidents' measurements now include 50% KAC consolidated EVA to reflect their involvement in the overall Corporate strategy. EVA is calculated as EBIT divided by net assets. The Engineered Components and Extruded Products EVA and EBIT will be combined and will be weighted 25% EVA and 25% EBIT results. The measures are EVA target at 20% and EBIT target on a progressive scale leading to the year 2000 target of $85 million, as follows:


EVA Target
----------
               B. U. Incentive                    Corp. Incentive
               ---------------                    ---------------
Percentage        Multiplier       Percentage        Multiplier
----------        ----------       ----------        ----------

5%                  .5                 5%               .24
10%                 .75               10%               .65
20%                1.0                15%              1.0
25%                1.5                20%              1.75
29%                2.0                25%              2.25
32%                2.5                30%              3.0
35%                3.0

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EBIT Target (millions)
-----------------------

Multiplier               .5        1.0       2.0         3.0
----------

1996                     $20       $25       $30         $35
1997                     $26       $32       $43         $50
1998                     $30       $44       $60         $70
1999                     $35       $65       $75         $85
2000                     $40       $85      $100        $120


Minimum guarantee
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For 1997, a minimum incentive of $125,000 will be payable
provided Hockema does not receive that incentive level as a result of 1997 performance. There will be no minimum for 1998. The minimum for "growing the business" bonus (years 1999 and 2000) will be $325,000, payable in first quarter of 2001. The minimum bonus will be paid only to the extent the earned bonus is less.

Attached is a worksheet showing what the payout will be given a estimated performance for years 1996 through 2000 and what will be earned under that estimated performance.

          Reimbursement of Expenses.  All travel expenses will be
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reimbursed according to the then current Kaiser policy.

     5.   Vacation.  Hockema will be entitled to four (4) weeks
          --------
of paid vacation in 1997 and each year of full-time employment thereafter. The time for taking vacations shall be mutually agreed upon by Hockema and Kaiser.

     6.   Benefits.  Kaiser agrees to provide Hockema with the
          --------
following benefits:
          a.   Medical Coverage.  Kaiser will provide Hockema and
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Hockema's eligible dependents with medical coverage pursuant to
Kaiser policies as amended from time to time.

          b.   Dental Coverage.  Kaiser will provide Hockema and
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Hockema's eligible dependents with dental coverage pursuant to
Kaiser policies as amended from time to time.

          c.   Life Insurance.  Kaiser will provide Hockema with

              ----------------
life insurance and accidental death and dismemberment insurance pursuant to Kaiser policies as amended from time to time.
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          d.   Salary Continuation and Long-Term Disability.
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Kaiser will provide Hockema Sick Leave with Salary Continuation and long-term disability pursuant to Kaiser policies as amended from time to time.

     7.   Pension and Profit Sharing.  Kaiser shall include
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Hockema in Kaiser pension and 401k plans pursuant to Kaiser policies as amended from time to time. Hockema's prior service as an employee with Kaiser will be credited to Hockema for eligibility and participation purposes in the pension and profit sharing plans. Additionally, the amount of Hockema's employee contribution that was previously refunded to him will be deducted from his future pension payment(s).

     8.   Company Car.  During the term of this agreement Kaiser
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will provide Hockema with a motor vehicle allowance of $835.00 per month.

     9.   Full-time Service.  Hockema agrees that during the term
          -----------------
of this Agreement, Hockema will not, without Kaiser's prior written consent, directly or indirectly engage in any employment, consulting, or other activity which could conflict with Hockema's obligations to Kaiser during the term of this Agreement. It is recognized that Hockema intends to maintain his investment advisory business.

     10.  Agreement Not to Disclose or Use Proprietary
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Information.
-----------

          Reports, Intellectual Property Rights and Confidential
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          Information
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          a.   All writings, documents, reports and developments
(patentable or otherwise) made or developed by Hockema pursuant to this Agreement shall be the sole and exclusive property of Kaiser and shall be delivered to Kaiser upon request. Hockema shall maintain all proprietary information of Kaiser or its customers in confidence and shall not disclose such proprietary information to any unauthorized person.

          b. Hockema shall, when so requested by Kaiser, execute all papers which Kaiser deems to be reasonably necessary in order to assign to and confirm in Kaiser all right, title and interest in the property referred to in Paragraph 10 hereof.

          c. All of the property rights referred to in Paragraph 10. as well as any information disclosed to Hockema by or on behalf of Kaiser or its affiliates, shall be kept confidential by Hockema and shall not be used by Hockema for any purpose other than for performing this Agreement.

     11.  Arbitration.   Any controversy or claim arising out of
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or relating to this Agreement or the breach thereof, or arising out of or relating to Hockema's service or termination of service which cannot be resolved among the parties themselves, shall on the written request of the complaining party served on the other within thirty (30)
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calendar days of the event which forms the basis of the
controversy or claim, be submitted and resolved by final and binding arbitration in a manner consistent with the rules of the American Arbitration Association. Service of the written demand for arbitration shall be made by certified mail, with a return receipt requested. Time is of the essence. If the request is not served within said thirty (30) days of the date a cause of action arises, the complaining party's claim(s) shall be forever waived and barred before any and all forums, including, without limitation, arbitration or judicial forums. The Arbitrator shall have no authority to alter, amend, modify or change any of the terms of the Agreement. The decision of the Arbitrator shall be final and binding and judgment thereon may be entered in any court having jurisdiction thereof. The parties shall equally divide all costs of the arbitration, but the parties shall bear their own expenses for attorney's fees and witness costs.

          The parties intend that this arbitration procedure is mandatory and shall be the exclusive means of resolving all disputes, between Hockema and Kaiser and/or Kaiser's employees, directors, officers, officers or managers involving or arising out of this Agreement, the parties' employment relationship and/or the termination of that relationship including, but not limited to any controversies or claims pertaining to wrongful discharge and alleged violations of the covenant of good faith and fair dealing and/or public policies or anti-discrimination statutes.

     12.  Termination of Employment.  The parties agree that this
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Agreement may be terminated at any time without cause at the option of either Hockema or Kaiser upon 30 days written notice to the other party. Advance notice is not required where Hockema's service is terminated by Kaiser for cause. Any incentive compensation due in the case where Kaiser terminates Hockema will be on a prorated basis, including the minimum guarantee of $550,000. For example, if Hockema were terminated by the Company at the end of 1997 he would be eligible for a minimum payment of $89,286 ( 16/28 of $550,000, less the amount he had already received $225,000 ). If Hockema initiates the termination then he will not be eligible for the minimums or the incentives in the year in which he terminates.

     13.  General Provisions.  The waiver by Kaiser of a breach
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of any provision of this Agreement shall not operate or be
construed as a waiver by Kaiser of any subsequent breach nor shall any delay by Kaiser is asserting any of its remedies hereunder be construed as a waiver. If any provision or term of this Agreement should be invalid or unenforceable, the remaining provisions and terms shall continue to be fully effective. This Agreement supersedes any and all prior Agreements which the Company and Hockema may have entered into and executed. This Agreement shall not be changed, modified or amended in any respect except by a written instrument signed by both parties. This Agreement constitutes the entire agreement between the parties and no representations or promises other than those set forth in this Agreement may be relied upon. Unless otherwise authorized in writing, Hockema shall have no authority to act for, legally represent, or otherwise bind or legally commit Kaiser in any way.
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     14.  Notices.  Any notice, communication or statement
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required or permitted to be given hereunder shall be in writing and deemed to have been sufficiently given when delivered in person or by registered or certified mail, postage prepaid, return receipt requested, to the address of the respective party below.


     HOCKEMA:

               Name:     Jack A. Hockema
               Address:  30041 Saddleridge Drive
                         San Juan Capistrano, CA 92675




     KAISER:

               KAISER ALUMINUM & CHEMICAL CORPORATION

               Attn:         George T. Haymaker, Jr.
                             Chairman and CEO
               Address:      6177 Sunol Blvd.
                             Pleasanton, CA. 94566

     Either party may, by notice to the other, change the addresses and names given above.
     In witness whereof, the parties have executed this Agreement as of the date first shown above.

     HOCKEMA                       KAISER ALUMINUM
                                   & CHEMICAL CORPORATION


---------------------------        ---------------------------
     Jack A. Hockema                  George T. Haymaker, Jr.
                                      Chairman and CEO